Exhibit 99.1

News Release

For Immediate Release

ALERIS INTERNATIONAL, INC. ANNOUNCES DEFINITIVE AGREEMENT

TO SELL US ZINC FOR $295 MILLION

BEACHWOOD, Ohio, November 20, 2007 — Aleris International, Inc. announced today it has entered into a definitive agreement to sell its Zinc business, which operates under the name US Zinc, to affiliates of Votorantim Metais Ltda. for $295 million with certain adjustments for working capital and other items. Closing is subject to regulatory approvals and customary closing conditions.

US Zinc recycles zinc metal for use in the manufacture of galvanized steel and produces value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint and in other specialty chemical applications. US Zinc operates six zinc facilities in the United States and a newly built zinc oxide facility located outside of Shanghai, China.

Steven J. Demetriou, Aleris’s Chairman and Chief Executive Officer, said, “The sale of US Zinc will allow Aleris to focus on our core Aluminum business. We plan to use the net sale proceeds to reduce leverage. I would like to thank the US Zinc team for their significant contributions to Aleris.”

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 55 production facilities in North America, Europe, South America and Asia, and employs approximately 9,100 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

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SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,”

“anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2007 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission, including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2006, particularly the section entitled “Risk Factors” contained therein.

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503

Or

Joseph M. Mallak
Aleris International, Inc.
Phone # 216-910-3455